FOR IMMEDIATE RELEASE:

                                                           Contact: Terry Badger
                                                      Director of Communications
                                                                    210.308.1221
                                                             tbadger@usfunds.com


        U.S. GLOBAL INTENDS TO ADJOURN ITS SPECIAL SHAREHOLDERS' MEETING


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SAN ANTONIO--January 9, 2007--U.S.  Global Investors,  Inc. (NASDAQ: GROW) today announced that it intends to adjourn tomorrow's January 10, 2007 Special Meeting and defer the conduct of shareholder voting until 9:00 a.m. CST on January 31, 2007, when the meeting will reconvene.

The adjournment is designed to provide additional time to allow U.S. Global shareholders to cast their votes or submit their proxy. The record date for the Special Meeting remains November 20, 2006.

Frank Holmes, Chief Executive Officer and Chief Investment Officer of U.S. Global, commented: "We are pleased with the affirmative response that we have received to date; however, our requirement is to have a majority quorum of Class A and Class C shares of common stock and approval of the proposed amendments to our Articles of Incorporation by the affirmative vote of 66 2/3% of each class of common stock outstanding and entitled to vote. We believe it to be in the best interest of the shareholders to allow additional time for shareholders to cast their vote or submit their proxy."

As previously announced, U.S. Global will convene its Special Meeting of Shareholders on Wednesday, January 10, 2007, at 9:00 A.M., local time, at U.S. Global's corporate headquarters in San Antonio, Texas. U.S. Global then intends to adjourn the meeting and defer voting on shareholder business matters until 9:00 a.m. CST on January 31, 2007, when the meeting will be reconvened at U.S. Global's corporate headquarters at 7900 Callaghan Road, San Antonio, Texas 78229. The items of business to be considered at the reconvened Special Meeting are described in U.S. Global's proxy statement to shareholders dated November 27, 2006.

About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.us-global.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.

With an average of $4.5 billion in assets under management in the quarter ended September 30, 2006, U.S. Global Investors manages 13 no-load mutual funds that offer a variety of investment
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options,  from  emerging  markets to money  markets.  In general,  trends in the assets under management are the critical drivers of revenue and earnings trends.

This news release includes  forward-looking  statements  concerning the Company.
These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.